                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               Adolor Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.0001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00724X102
                                    ---------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                         ------------------
CUSIP NO.  00724X102                 SCHEDULE 13G            PAGE 2 OF 14 PAGES
--------------------                                         ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             S.A.C. Capital Advisors, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               867,600 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              867,600 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             867,600 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                               |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.2% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             00

================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP NO.  00724X102                 SCHEDULE 13G            PAGE 3 OF 14 PAGES
--------------------                                         ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             S.A.C. Capital Management, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               867,600 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              867,600 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             867,600 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.2% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             00

================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP NO.  00724X102                 SCHEDULE 13G            PAGE 4 OF 14 PAGES
--------------------                                         ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             S.A.C. Capital Associates, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Anguilla, British West Indies

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               855,000 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              855,000 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             855,000 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.1% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             00

================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP NO.  00724X102                 SCHEDULE 13G            PAGE 5 OF 14 PAGES
--------------------                                         ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             S.A.C. MultiQuant Fund, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Anguilla, British West Indies

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               12,600 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              12,600 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,600 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than .1% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             00

================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP NO.  00724X102                 SCHEDULE 13G            PAGE 6 OF 14 PAGES
--------------------                                         ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Sigma Capital Management, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               2,258,382* (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              2,258,382* (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,258,382* (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.8% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             00

================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP NO.  00724X102                 SCHEDULE 13G            PAGE 7 OF 14 PAGES
--------------------                                         ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Sigma Capital Associates, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Anguilla, British West Indies

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               2,258,382* (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              2,258,382* (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,258,382* (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.8% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             00

================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP NO.  00724X102                 SCHEDULE 13G            PAGE 8 OF 14 PAGES
--------------------                                         ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Steven A. Cohen

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               3,125,982* (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              3,125,982* (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,125,982* (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.0% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             IN

================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)     NAME OF ISSUER:

              Adolor Corporation

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              750 Pennsylvania Drive
              Exton, Pennsylvania 19341

ITEMS 2(a)    NAME OF PERSON FILING:

              This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of common stock, $.0001 par value per share ("Shares"), of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates") and S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates and SAC MultiQuant; (iii) SAC Capital Associates with respect to Shares beneficially owned by it; (iv) SAC MultiQuant with respect to Shares beneficially owned by it; (v) Sigma Capital Management, LLC ("Sigma Capital Management") with respect to Shares beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates"); (vi) Sigma Capital Associates with respect to Shares beneficially owned by it; and (vii) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC MultiQuant, Sigma Capital Management and Sigma Capital Associates.

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) SAC Capital Associates, SAC MultiQuant and Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

ITEM 2(c)     CITIZENSHIP:

              SAC Capital Advisors, SAC Capital Management and Sigma Capital Management are Delaware limited liability companies. SAC Capital Associates, SAC MultiQuant and Sigma Capital Associates are Anguillan limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $0.0001 per share

ITEM 2(e)     CUSIP NUMBER:

              00724X102

ITEM 3        Not Applicable

ITEM 4        OWNERSHIP:

              The percentages used herein are calculated based upon the Shares issued and outstanding as of October 15, 2004 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarterly period ended September 30, 2004.

              As of the close of business on December 31, 2004:

              1. S.A.C. Capital Advisors, LLC
              (a) Amount beneficially owned: 867,600
              (b) Percent of class: 2.2%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 867,600
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 867,600

              2. S.A.C. Capital Management, LLC
              (a) Amount beneficially owned: 867,600
              (b) Percent of class: 2.2%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 867,600
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 867,600

              3. S.A.C. Capital Associates, LLC
              (a) Amount beneficially owned: 855,000
              (b) Percent of class: 2.1%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 855,000 (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 855,000

              4. S.A.C. MultiQuant Fund, LLC
              (a) Amount beneficially owned: 12,600
              (b) Percent of class: Less than .1%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 12,600
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 12,600

              5. Sigma Capital Management, LLC
              (a) Amount beneficially owned: 2,258,382*
              (b) Percent of class: 5.8%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 2,258,382*
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 2,258,382*

              6. Sigma Capital Associates, LLC
              (a) Amount beneficially owned: 2,258,382*
              (b) Percent of class: 5.8%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 2,258,382*
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 2,258,382*

              7. Steven A. Cohen
              (a) Amount beneficially owned: 3,125,982*
              (b) Percent of class: 8.0%
              (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 3,125,982*
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 3,125,982*

              * The number of shares reported herein includes options held by Sigma Capital Associates on 125,000 Shares.

              SAC Capital Advisors, SAC Capital Management, Sigma Capital Management, and Mr. Cohen own directly no shares of Common Stock. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and Sigma Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 867,600 Shares (constituting approximately 2.2% of the Shares outstanding) and (ii) Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 2,258,382 Shares (constituting approximately 5.8% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
              PERSON:

              Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable

ITEM 9        NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable

ITEM 10       CERTIFICATION:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2005

S.A.C. CAPITAL ADVISORS, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. MULTIQUANT FUND, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person

SIGMA CAPITAL MANAGEMENT, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person

SIGMA CAPITAL ASSOCIATES, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person